Exhibit 5(a)

NYNEX Corporation
1113 Westchester Avenue White Plains, NY 10604-3510
914-644-6424

Raymond F. Burke
Executive Vice President and General Counsel

                                                      [NYNEX
                                                       LOGO]

May 13, 1994

NYNEX Corporation
1113 Westchester Avenue
White Plains, NY 10604

Dear Sirs:

          I am Executive Vice President and General Counsel of NYNEX Corporation ("NYNEX"), and am familiar with its activities and its proposed filing under the Securities Act of 1933, as amended (the "ACT"), of a Registration Statement on Form S-3 which also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-33592 (collectively, the "Registration Statement"), relating to the registration of (i) shares of common stock, $1.00 par value per share, of NYNEX (the "Common Stock"), (ii) shares of preferred stock, $1.00 par value per share, of NYNEX (the "Preferred Stock"),
(iii) unsecured senior debt securities of NYNEX (the "Debt Securities" and, together with the Common Stock and the Preferred Stock, the "Securities") and (iv) such indeterminate amount of securities as may be issued upon conversion of, or exchange for, as the case may be, the Securities, in an aggregate amount sufficient to result in gross proceeds to NYNEX of up to U.S. $950,000,000 or the equivalent thereof in one or more foreign currencies.

          The Securities will be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus. The Debt Securities will be issued under an Indenture, dated as of March 1, 1990, to be supplemented by a First Supplemental Indenture (as supplemented, the "Indenture"), from NYNEX to Marine Midland Bank, as Trustee. In connection with such filing, I am of the opinion that:

  1.NYNEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  2.Upon the issuance of the Common Stock in accordance with the terms of resolutions of the Board of Directors, the shares of Common Stock will have been duly authorized and, when (i) the Registration
     Statement has become effective under the Act and (ii) the shares of Common Stock have been duly executed, countersigned and delivered by NYNEX upon purchase thereof and payment in full therefor as provided in such resolutions, such shares of Common Stock will be validly issued, fully paid and nonassessable.

  3.Upon the issuance of the Preferred Stock in accordance with the terms of resolutions of the Board of Directors and the filing with the Secretary of State of the State of Delaware of one or more Certificates of Designations, the shares of Preferred Stock will have been duly authorized and, when (i) the Registration Statement has become effective under the Act and (ii) the shares of Preferred Stock have been duly executed, countersigned and delivered by NYNEX upon purchase thereof and payment in full therefor as provided in such resolutions, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

  4.Upon the issuance of the Debt Securities in accordance with the terms of resolutions of the Board of Directors, the Debt Securities will have been duly authorized and, when (i) the Registration Statement has become effective under the Act and (ii) the Debt Securities have been duly authenticated in accordance with the terms of the Indenture and delivered and sold as provided in such resolutions, the Debt Securities will be legally issued and valid and binding obligations of NYNEX.

I hereby consent to the filings with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of my name in the related prospectus under the heading "Legal Matters".


                                  Very truly yours,
                                  R.F. Burke
                                  R.F. Burke